EXHIBIT 99.1

AMGEN COMPLETES ACQUISITION OF IMMUNEX

THOUSAND OAKS, Calif.- July 16, 2002-Amgen Inc. (Nasdaq: AMGN), the world's largest biotechnology company, announced today that it has completed its acquisition of Immunex Corporation (Nasdaq: IMNX), a leader in inflammation and one of biotechnology's premier companies.

Stockholders of both companies approved the deal in May, and Amgen has received clearance from the U.S. Federal Trade Commission.

“This is an important step forward for our company,” said Kevin Sharer, Amgen’s chairman and chief executive officer. “Amgen will now have an enhanced position as the biotechnology leader, with a wide range of important drugs, including proven blockbusters EPOGEN®, NEUPOGEN® and ENBREL®, as well as the recently marketed Aranesp™, Neulasta™ and Kineret™.”

Under the terms of the acquisition agreement, each share of Immunex common stock will be exchanged for a fixed ratio of 0.44 share of a share of Amgen common stock and cash of $4.50.

As previously announced, Ed Fritzky, formerly chairman and chief executive officer of Immunex, will become a member of Amgen’s board of directors, and Doug Williams, PhD, previously Immunex executive vice president and chief technology officer, will lead the Seattle research site. Peggy Phillips, who was executive vice president and chief operating officer of Immunex, is expected to serve as a special advisor to Amgen.

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent Form 10-Q. Although the Federal Trade Commission has accepted a proposed consent order, the consent order is not final and remains subject to change. Any change made to the consent order could materially adversely affect the transaction, Amgen's post-closing obligations and Amgen's results of operations. Amgen conducts research in the biotechnology/pharmaceutical field where movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product.

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Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. In addition, sales of our products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers. These government regulations and reimbursement policies may affect the development, usage and pricing of our products.

In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors.

Because forward-looking statements involve risks and uncertainties, actual results may differ materially from current results expected by Amgen. Amgen is providing this information as of July 16, 2002 and expressly disclaims any duty to update information contained in this press release.

Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

CONTACT:	Amgen, Thousand Oaks Barbara Bronson Gray, 805/447-4587 (media) Cary Rosansky, 805/447-4634 (investors)

EDITOR’S NOTE: An electronic version of this news release may be accessed via our Web site at www.Amgen.com. Visit the Corporate Center and click on Amgen News. Journalists and media representatives may sign up to receive all news releases electronically at time of announcement by filling out a short form in the Amgen News section of the Web site.

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